Exhibit 99.1

     Prior to the transaction described in this Form 4, Seacon Holdings Ltd. ("Seacon") was the direct holder of 1,212,352 shares of Common Stock of TAL International Group, Inc. ("Common Stock") and 5,000 shares of Series A 12.0% Cumulative Senior Preferred Stock of TAL International Group, Inc. ("Preferred Stock") and, following such transaction, is currently the direct owner of 1,490,129 shares of Common Stock and no shares of Preferred Stock. Mr. Klesch is the beneficial owner of 100% of the equity interests of Seacon.